Exhibit 23.1

Consent of Independent Registered Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our reports related to Global Signal Inc. dated March 28, 2005 except for Note 19 for which date is March 30, 2005, to the use of our report related to Community Wireless Structures Acquisition dated June 9, 2005, to the use of our report related to Horvath Acquisition dated September 9, 2005, and to the use of our report related to Charles S. Hayes Acquisition dated September 28, 2005 in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Global Signal Inc. for the registration of 5,202,959 shares of its common stock.

/s/ Ernst & Young LLP

Tampa, Florida
December 19, 2005